Exhibit (a)(5)

SCHEDULE A TO TRUST INSTRUMENT

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

Series

Growth Portfolio

Balanced Portfolio

Partners Portfolio

Limited Maturity Bond Portfolio

International Portfolio

Guardian Portfolio

Mid-Cap Growth Portfolio

Socially Responsive Portfolio

Regency Portfolio

Fasciano Portfolio

Focus Portfolio

Real Estate Portfolio

High Income Bond Portfolio

Effective August 16, 2004